Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information,
	Contact:	Lani Jordan (651) 355-4946 lani.jordan@chsinc.com

CHS names Casale new president and CEO

ST. PAUL, MINN. (November 22, 2010) – CHS Inc., a leading energy, grains and foods company, announced today it has named veteran agribusiness leader Carl Casale as its new president and chief executive officer, effective Jan. 1, 2011.

Casale, who most recently was executive vice president and chief financial officer for Monsanto Company, will succeed John Johnson who will retire Dec. 31, 2010. In his previous role, Casale was responsible for finance, strategy and information technology resources.

“The CHS Board believes that in Carl Casale we’ve found an individual whose impressive depth of domestic and global agribusiness knowledge, strategic ability, financial acumen, and leadership experience that will carry CHS forward,” said Michael Toelle, CHS Board chairman and a Browns Valley, Minn., farmer.

“Most of all, we believe we’ve selected a candidate whose rural roots, active involvement in agriculture, personal style and values are compatible with our culture and our strong, producer-focused company.”

Toelle said the CHS Board of Directors selected Casale to lead the nation’s largest producer-owned cooperative following an extensive search which included both internal and external candidates.

“I feel privileged and excited to be part of a company owned by farmers and ranchers and to help CHS embrace new opportunities to add value for producers in a dynamic global marketplace,” Casale said.

Casale, 49, is a native of Oregon’s Willamette Valley. He and his wife, Kim, operate a family-owned blueberry farm near Aurora, Ore., which has done business with area supply and marketing cooperatives for generations. Casale joined Monsanto in 1984 as a sales representative in eastern Washington. He has held numerous sales, strategy, marketing and technology-related positions with Monsanto. Before assuming his most recent position as CFO in 2009, he was executive vice president, Strategy and Operations, overseeing its strategy, manufacturing and information technology organizations. Previously he served as executive vice president, North American commercial operations.

He holds a B.S. degree in agricultural economics from Oregon State University and an executive M.B.A. from Washington University, St. Louis, Mo. The Oregon State University College of Agriculture named Casale its 2009 alumni fellow. He serves on the board of the National 4-H Council.

CHS Inc. (www.chsinc.com) is a diversified energy, grains and foods company committed to providing the essential resources that enrich lives around the world. A Fortune 100 company, CHS is owned by farmers, ranchers and cooperatives, along with thousands of preferred stockholders across the United States. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS is listed on the NASDAQ at CHSCP.

This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management’s estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2010, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.